Term sheet To prospectus dated November 14, 2011, prospectus supplement dated November 14, 2011 and product supplement no. 6-I dated November 14, 2011	Term Sheet to Product Supplement No. 6-I Registration Statement No. 333-177923 Dated April 11, 2013; Rule 433
Structured Investments	$ Notes Linked to the Common Stock of Freeport-McMoRan Copper & Gold Inc. due June 25, 2014
General
•
The notes are designed for investors who seek exposure to any appreciation of the closing price of one share of the Reference Stock above the Stock Strike Price over the term of the notes.  Investors should be willing to forgo interest and dividend payments, while seeking repayment of their principal in full at maturity.  Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing June 25, 2014†
•	Minimum denominations of $1,000 and integral multiples thereof
•
The issue price of the notes will be set on the pricing date and will not be less than $1,080 per $1,000 principal amount note or greater than $1,100 per $1,000 principal amount.  Because the notes are initially offered at a premium, you will lose some of your initial investment if the Stock Return is not greater than or equal to the percentage difference between the issue price per $1,000 principal amount note and $1,000.

•	The notes are expected to price on or about April 12, 2013 and are expected to settle on or about April 19, 2013.
Key Terms
Reference Stock:	The common stock, par value $0.10 per share, of Freeport-McMoRan Copper & Gold Inc. (New York Stock Exchange symbol “FCX”). We refer to Freeport-McMoRan Copper & Gold Inc. as “Freeport-McMoRan.”
Payment at Maturity:
At maturity, you will receive a cash payment, for each $1,000 principal amount note, of $1,000 plus the Additional Amount.
You are entitled to repayment of principal in full at maturity, subject to the credit risk of JPMorgan Chase & Co.

Additional Amount:
The Additional Amount per $1,000 principal amount note payable at maturity will equal $1,000 × the Stock Return × the Participation Rate, provided that the Additional Amount will not be less than zero.

Participation Rate:	100%
Stock Return:	Final Stock Price – Stock Strike Price Stock Strike Price
Stock Strike Price:
Set equal to $36.00,divided by the Stock Adjustment Factor.  The Stock Strike Price is not the regular official closing price of one share of the Reference Stock on the pricing date.  If the Final Stock Price is less than or equal to the Stock Strike Price, you will receive no more than the principal amount of your notes at maturity.  Although the calculation agent has made all determinations and has taken all actions in relation to the establishment of the Stock Strike Price in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your notes.  The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Stock Strike Price, that might affect the value of your notes.
The Stock Strike Price is subject to adjustments in certain circumstances.  See “General Terms of Notes — Anti-Dilution Adjustments” and “General Terms of Notes — Reorganization Events” in the accompanying product supplement no. 6-I for further information about these adjustments.
The Stock Strike Price may be greater than the regular official closing price of one share of the Reference Stock on the pricing date.  Under these circumstances, you will receive no more than the principal amount of your notes at maturity even if the Reference Stock appreciates over the term of the notes if the Final Stock Price is less than or equal to the Stock Strike Price.

Final Stock Price:	The closing price of one share of the Reference Stock on the Observation Date
Stock Adjustment Factor:
Set initially at 1.0 on the pricing date and subject to adjustment under certain circumstances.  See “General Terms of Notes — Additional Reference Stock Provisions — A. Anti-Dilution Adjustments” in the accompanying product supplement no. 6-I for further information.

Observation Date†:	June 20, 2014
Maturity Date†:	June 25, 2014
CUSIP:	48126DR35
†
Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” and “Description of Notes — Postponement of a Determination Date — A. Notes Linked to a Single Component” in the accompanying product supplement no. 6-I

Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page PS-16 of the accompanying product supplement no. 6-I and “Selected Risk Considerations” beginning on page TS-3 of this term sheet.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (1)	Proceeds to Us
Per note	$	$	$
Total	$	$	$
(1)
The price to the public and fees and commissions include the expected cost of hedging our obligations under the notes through one or more of our affiliates.  This hedging cost includes the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission of approximately $1.50 per $1,000 principal amount note.  For additional related information, please see “Use of Proceeds and Hedging” and “Plan of Distribution (Conflicts of Interest)” beginning on page PS-44 and PS-76, respectively, of product supplement no. 6-I.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

April 11, 2013

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 6-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 6-I dated November 14, 2011. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 6-I, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
•	Product supplement no. 6-I dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007596/e46161_424b2.pdf
•	Prospectus supplement dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this term sheet, the “Company, ” “we,” “us” and “our” refer to JPMorgan Chase & Co.

JPMorgan Structured Investments — Notes Linked to the Common Stock of Freeport-McMoRan Copper & Gold Inc.	TS-1

Selected Purchase Considerations
•
POTENTIAL PRESERVATION OF CAPITAL AT MATURITY — Subject to the credit risk of JPMorgan Chase & Co., the payout formula allows you to receive at least the principal amount of your notes if you hold the notes to maturity, regardless of the performance of the Reference Stock.  Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

•
RETURN LINKED TO A SINGLE REFERENCE STOCK — The return on the notes is linked to the performance of a single Reference Stock, which is the common stock of Freeport-McMoRan.  For additional information see “The Reference Stock” in this term sheet.

•
UNCAPPED APPRECIATION POTENTIAL — At maturity, in addition to your principal, for each $1,000 principal amount note you will receive a payment equal to $1,000 × the Stock Return × the Participation Rate of 100%, provided that this payment (the Additional Amount) will not be less than $0.

•
TAXED AS CONTINGENT PAYMENT DEBT INSTRUMENTS — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” and in particular the subsection thereof entitled “—Notes Treated as Contingent Payment Debt Instruments” in the accompanying product supplement no. 6-I.  In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.”  You generally will be required to accrue original issue discount on your notes in each taxable year at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes until maturity.  Upon sale or exchange (including at maturity), you will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted basis in the note, which generally will equal the cost thereof, increased by the amount of original issue discount you have accrued in respect of the note.  You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss.  The deductibility of capital losses is subject to limitations.  Purchasers who are not initial purchasers of notes at their issue price should consult their tax advisers with respect to the tax consequences of an investment in notes, including the treatment of the difference, if any, between the basis in their notes and the notes’ adjusted issue price.

Non-U.S. Holders — Additional Tax Consideration
Non-U.S. Holders should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments to account for extraordinary dividends) that are paid or “deemed paid” after December 31, 2013 under certain financial instruments, if certain other conditions are met.  While significant aspects of the application of these proposed regulations to the notes are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to notes held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required.  Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations.  If withholding is required, we will not be required to pay any additional amounts with respect to amounts so withheld.
The discussion in the preceding paragraphs, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” (and in particular the subsection thereof entitled “—Notes Treated as Contingent Payment Debt Instruments”) in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.
•
COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE — We will determine the comparable yield for the notes and will provide that comparable yield, and the related projected payment schedule, in the pricing supplement for the notes, which we will file with the SEC.  If the notes had priced on April 11, 2013 and we had determined the comparable yield on that date, it would have been an annual rate of 0.52%, compounded semiannually.  The actual comparable yield that we will determine for the notes may be higher or lower than 0.52%, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities.  Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual Additional Amount, if any, that we will pay on the notes.

JPMorgan Structured Investments — Notes Linked to the Common Stock of Freeport-McMoRan Copper & Gold Inc.	TS-2

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Reference Stock.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 6-I dated November 14, 2011.
•
MARKET RISK — The return on the notes at maturity is linked to the performance of the Reference Stock, and will depend on whether, and the extent to which, the Stock Return is positive.  YOU WILL RECEIVE NO MORE THAN THE PRINCIPAL AMOUNT OF YOUR NOTES AT MATURITY IF THE STOCK RETURN IS ZERO OR NEGATIVE.

•
THE ORIGINAL ISSUE PRICE OF THE NOTES REFLECTS A PREMIUM TO THE PRINCIPAL AMOUNT — The amount you will be paid for your notes on the maturity date will not be adjusted based on the price you pay for the notes. The original issue price of the notes reflects a premium to the principal amount.  The return on your investment in the notes will be less than the return would be if you purchased the notes at the principal amount.  You will lose some of your initial investment if the Stock Return is not greater than or equal to the percentage difference between the issue price per $1,000 principal amount note and $1,000.

•
CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•
THE STOCK STRIKE PRICE MAY BE GREATER THAN THE CLOSING PRICE OF ONE SHARE OF THE REFERENCE STOCK ON THE PRICING DATE — The Stock Strike Price may be greater than the closing price of one share of the Reference Stock on the pricing date.  Under these circumstances, you will receive no more than the principal amount of your notes at maturity even if the Reference Stock appreciates over the term of the notes if the Final Stock Price is less than or equal to the Stock Strike Price.  Accordingly, an investment in the notes may yield a lower return than a direct investment in the Reference Stock.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes.  In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes.  It is possible that hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the notes declines.  Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 6-I for additional information about these risks.

Although the calculation agent has made all determinations and has taken all actions in relation to the establishment of the Stock Strike Price in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your notes.  The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Stock Strike Prices, that might affect the value of your notes.
We and/or our affiliates may also currently or from time to time engage in business with Freeport-McMoRan, including extending loans to, or making equity investments in, Freeport-McMoRan or providing advisory services to Freeport-McMoRan.  In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to Freeport-McMoRan, and these reports may or may not recommend that investors buy or hold the Reference Stock.  As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.
•
CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY —While any payment on the notes described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes.  As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you.  This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below.

The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

JPMorgan Structured Investments — Notes Linked to the Common Stock of Freeport-McMoRan Copper & Gold Inc.	TS-3

•
NO OWNERSHIP OR DIVIDEND RIGHTS IN THE REFERENCE STOCK — As a holder of the notes, you will not have any ownership interest or rights in the Reference Stock, such as voting rights or dividend payments.  In addition, the issuer of the Reference Stock will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stock and the notes.

•
NO AFFILIATION WITH THE REFERENCE STOCK ISSUER — We are not affiliated with the issuer of the Reference Stock.  We have not independently verified any of the information about the Reference Stock issuer contained in this term sheet.  You should undertake your own investigation into the Reference Stock and its issuer.  We are not responsible for the Reference Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

•
SINGLE STOCK RISK — The price of one share of the Reference Stock can fall sharply due to factors specific to the Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.
•
LACK OF LIQUIDITY — The notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

•
HEDGING AND TRADING IN THE REFERENCE STOCK — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stock or instruments related to the Reference Stock.  We or our affiliates may also trade in the Reference Stock or instruments related to the Reference Stock from time to time.  Any of these hedging or trading activities as of the pricing date and during the term of the notes could adversely affect our payment to you at maturity.  It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.

•
THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for certain corporate events affecting the Reference Stock.  However, the calculation agent will not make an adjustment in response to all events that could affect the Reference Stock.  If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.  You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the closing price of one share of the Reference Stock on any day, the value of the notes will be impacted by a number of economic and market factors that may either offset or magnify each other, including:

•	the actual and expected volatility in the closing price of one share of the Reference Stock;
•	the time to maturity of the notes;
•	the dividend rate on the Reference Stock;
•	the occurrence of certain events affecting the issuer of the Reference Stock that may or may not require an adjustment to the Stock Adjustment Factor, including a merger or acquisition;
•	interest and yield rates in the market generally;
•	a variety of economic, financial, political, regulatory and judicial events; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments — Notes Linked to the Common Stock of Freeport-McMoRan Copper & Gold Inc.	TS-4

What Is the Total Return and Payment at Maturity on the Notes, Assuming a Range of Performances for the Reference Stock?
The following table and examples illustrate the total return and payment at maturity for a $1,000 principal amount note for a hypothetical range of performances for the Stock Return from -80% to +80%.  Each hypothetical total return and each hypothetical payment at maturity below reflect the Stock Strike Price of $36 and the Participation Rate of 100% and assume an issue price of the notes of $1,100 per $1,000 principal amount note (the high end of the range on the front cover of this term sheet) and a closing price of one share of the Reference Stock on the pricing date of $33.50, which we refer to as the Initial Share Price.  The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to the hypothetical issue price of $1,100.  Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Stock Price	Stock Return	Stock Return × Participation Rate (100%)	Additional Amount		Principal		Payment at Maturity	Total Return
$64.80	80.00%	80.00%	$800.00	+	$1,000.00	=	$1,800.00	63.64%
$61.20	70.00%	70.00%	$700.00	+	$1,000.00	=	$1,700.00	54.55%
$57.60	60.00%	60.00%	$600.00	+	$1,000.00	=	$1,600.00	45.45%
$54.00	50.00%	50.00%	$500.00	+	$1,000.00	=	$1,500.00	36.36%
$50.40	40.00%	40.00%	$400.00	+	$1,000.00	=	$1,400.00	27.27%
$46.80	30.00%	30.00%	$300.00	+	$1,000.00	=	$1,300.00	18.18%
$43.20	20.00%	20.00%	$200.00	+	$1,000.00	=	$1,200.00	9.09%
$41.40	15.00%	15.00%	$150.00	+	$1,000.00	=	$1,150.00	4.55%
$39.60	10.00%	10.00%	$100.00	+	$1,000.00	=	$1,100.00	0.00%
$37.80	5.00%	5.00%	$50.00	+	$1,000.00	=	$1,050.00	-4.55%
$36.90	2.50%	2.50%	$25.00	+	$1,000.00	=	$1,025.00	-6.82%
$36.00	0.00%	0.00%	$0.00	+	$1,000.00	=	$1,000.00	-9.09%
$34.20	-5.00%	-5.00%	$0.00	+	$1,000.00	=	$1,000.00	-9.09%
$33.50	-6.94%	-6.94%	$0.00	+	$1,000.00	=	$1,000.00	-9.09%
$32.40	-10.00%	-10.00%	$0.00	+	$1,000.00	=	$1,000.00	-9.09%
$30.60	-15.00%	-15.00%	$0.00	+	$1,000.00	=	$1,000.00	-9.09%
$28.80	-20.00%	-20.00%	$0.00	+	$1,000.00	=	$1,000.00	-9.09%
$25.20	-30.00%	-30.00%	$0.00	+	$1,000.00	=	$1,000.00	-9.09%
$21.60	-40.00%	-40.00%	$0.00	+	$1,000.00	=	$1,000.00	-9.09%
$18.00	-50.00%	-50.00%	$0.00	+	$1,000.00	=	$1,000.00	-9.09%
$14.40	-60.00%	-60.00%	$0.00	+	$1,000.00	=	$1,000.00	-9.09%
$10.80	-70.00%	-70.00%	$0.00	+	$1,000.00	=	$1,000.00	-9.09%
$7.20	-80.00%	-80.00%	$0.00	+	$1,000.00	=	$1,000.00	-9.09%

Hypothetical Examples

The following examples illustrate how the total return and payment at maturity in different hypothetical scenarios are calculated.

Example 1: The closing price of one share of the Reference Stock increases from the Initial Stock Price of $33.50 to a Final Stock Price of $41.40.  Because the Final Stock Price of $41.40 is greater than the Stock Strike Price of $36 and the Stock Return is 15%, the Additional Amount is equal to $150 and the payment at maturity of $1,150 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 100% × 15%) = $1,150

This is equivalent to a total return of 4.55%, calculated as follows:

($1,150 – $1,100) / $1,100 = 4.55%

JPMorgan Structured Investments — Notes Linked to the Common Stock of Freeport-McMoRan Copper & Gold Inc.	TS-5

Example 2: The closing price of one share of the Reference Stock increases from the Initial Stock Price of $33.50 to a Final Stock Price of $36.90.  Because the Final Stock Price of $36.90 is greater than the Stock Strike Price of $36 and the Stock Return is 2.50%, the Additional Amount is equal to $25 and the payment at maturity of $1,025 per $1,000 principal amount note, which is less than the issue price of $1,100 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 100% × 2.50%) = $1,025

This is equivalent to a total return of -6.82%, calculated as follows:

($1,025 – $1,100) / $1,100 = -6.82%

Example 3: The closing price of one share of the Reference Stock increases from the Initial Stock Price of $33.50 to a Final Stock Price of $34.20.  Even though the Final Stock Price of $34.20 is greater than the Initial Stock Price of $33.50, because the Final Stock Price is less than the Stock Strike Price of $36, the Additional Amount is equal to $0, and the payment at maturity is equal to $1,000 per $1,000 principal amount note.  This is equivalent to a total return of -9.09%, calculated as follows:

($1,000 – $1,100) / $1,100 = -9.09%

Example 4: The closing price of one share of the Reference Stock decreases from the Initial Stock Price of $33.50 to a Final Stock Price of $28.80.  Because the Final Stock Price is less to the Stock Strike Price of $36, the Additional Amount is equal to $0, and the payment at maturity is equal to $1,000 per $1,000 principal amount note.  This is equivalent to a total return of -9.09%, calculated as follows:

($1,000 – $1,100) / $1,100 = -9.09%

The hypothetical returns and hypothetical payments on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments — Notes Linked to the Common Stock of Freeport-McMoRan Copper & Gold Inc.	TS-6

The Reference Stock
Public Information
All information contained herein on the Reference Stock and on Freeport-McMoRan is derived from publicly available sources, without independent verification.  According to its publicly available filings with the SEC, Freeport-McMoRan is an international copper, gold and molybdenum mining company, with assets in Indonesia, North and South America and the Democratic Republic of Congo.  The common stock of Freeport-McMoRan, par value $0.10 per share (Bloomberg ticker: FCX), is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Freeport-McMoRan in the accompanying product supplement no. 6-I.  Information provided to or filed with the SEC by Freeport-McMoRan pursuant to the Exchange Act can be located by reference to SEC file number 001-11307-01, and can be accessed through www.sec.gov.  We do not make any representation that these publicly available documents are accurate or complete.
Historical Information Regarding the Reference Stock
The following graph sets forth the historical performance of the Reference Stock based on the weekly closing prices of one share of the Reference Stock from January 4, 2008 through April 5, 2013  The closing price of one share of the Reference Stock on April 10, 2013 was $33.69.  We obtained the closing prices below from Bloomberg Financial Markets, without independent verification.  The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the Reference Stock has experienced significant fluctuations.  The historical performance of the Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Reference Stock on the pricing date or the Observation Date.  We cannot give you assurance that the performance of the Reference Stock will result in the return of any of your initial investment.  We make no representation as to the amount of dividends, if any, that the Reference Stock will pay in the future.  In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Reference Stock.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the settlement date set forth on the front cover of this term sheet, which will be the fifth business day following the expected pricing date of the notes (this settlement cycle being referred to as T+5). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise.  Accordingly, purchasers who wish to trade notes on the pricing date or the succeeding business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

JPMorgan Structured Investments — Notes Linked to the Common Stock of Freeport-McMoRan Copper & Gold Inc.	TS-7